Exhibit 99(a)
FOR IMMEDIATE RELEASE
ASTELLAS LICENSES REGENERON’S VELOCIMMUNE®
TECHNOLOGY FOR DISCOVERING
HUMAN MONOCLONAL ANTIBODIES
Tokyo, Japan and Tarrytown, NY – (March 30, 2007) – Astellas Pharma Inc. (“Astellas”; Headquarters: Tokyo, Japan; President & CEO: Masafumi Nogimori) and Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that they have entered into a non-exclusive license agreement that will allow Astellas to utilize Regeneron’s VelocImmune® technology in its internal research programs to discover human monoclonal antibody product candidates.
Astellas will pay $20 million upfront and will make up to five additional annual payments of $20 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing VelocImmune, Astellas will pay a mid-single-digit royalty on product sales. Astellas will report the $80 million license fee for the initial four years as an R&D expense on its income statements for the fiscal year ending March 31, 2007.
“VelocImmune is the centerpiece of Regeneron’s suite of technologies for the discovery and development of fully human monoclonal antibodies,” said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories and Regeneron’s Chief Scientific Officer. “We are pleased that Astellas, a company with a clear strategic commitment to developing therapeutic antibodies, has selected the VelocImmune platform for its internal development programs.”

“We are excited about this license agreement with Regeneron,” said Toshinari Tamura, Ph.D., Astellas’ Executive Vice President and Chief Scientific Officer. “As described in our recently announced medium term plan, Astellas is building a new technological platform for the development of antibody drugs, and VelocImmune will become an important cornerstone for our R&D capabilities.”
VelocImmune
Regeneron’s VelocImmune technology offers the potential to increase dramatically the speed and efficiency of discovering fully-human, therapeutic monoclonal antibodies. The VelocImmune platform generates fully human monoclonal antibodies (hMAbs) to address clinically relevant targets of therapeutic interest. The VelocImmune mouse, unlike other hMAb mice, mounts a robust immune response that is virtually indistinguishable from that of a wild type mouse, resulting in a reliable and efficient platform for discovering fully human monoclonal antibodies.
About Astellas Pharma Inc.
Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global pharmaceutical company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market. For more information on Astellas Pharma Inc., please visit the company’s website at http://www.astellas.com
About Regeneron Pharmaceuticals, Inc.
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.

Regeneron has developed and validated a suite of inter-related technology platforms – VelociGene®, VelociMouse®, and VelocImmune — that the Company believes can increase the speed and efficiency through which human monoclonal antibody therapeutics may be discovered and validated. These discovery platforms are designed to identify specific genes of therapeutic interest for a particular disease or cell type and validate targets through high-throughput production of mammalian models. VelociGene uses a proprietary process to create genetic modifications in a mouse in a precise and high-throughput manner and was recently selected by the National Institutes of Health for use in its Knockout Mouse Project. VelociGene allows Regeneron to produce mouse embryonic stem (ES) cells rapidly for elucidating the function of the altered genes. VelociMouse allows Regeneron scientists to generate mammalian models directly from ES cells without the need for chimeras or breeding. VelocImmune provides antibodies that address the targets identified in the mammalian models that can be developed as potential therapeutics. For more information on Regeneron, please visit the company’s website at www.regeneron.com.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Regeneron Contacts:
Media:	Investor Relations:
Kimberly Chen	Charles Poole
Tel: 212 845 5634	Tel: 914 345 7640
kchen@biosector2.com	charles.poole@regeneron.com

Astellas Contact:
Akihiro Tanaka, Ph.D.
VP, Corporate Communications
Astellas Pharma Inc.
Tel.: +81-3-3244-3201

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